Exhibit 4.A.1

SYSTEMS OPERATIONS SERVICES

AGREEMENT

BY AND BETWEEN

CORPBANCA

AND

IBM DE CHILE S.A.C.

IBM

[initials]

SYSTEMS OPERATIONS SERVICES AGREEMENT

BY AND BETWEEN CORPBANCA AND IBM DE CHILE S.A.C.

Table of Contents and Appendices

This Agreement includes the following Clauses and Appendices:

Representations
1.0 Definitions	5
2.0 Life of the Agreement	11
3.0 Conflicts	11
4.0 Contract Management	11
4.1 Relationship between the Parties	11
4.1.1 Contract Management	11
4.1.2 Project Committee	11
4.1.3 Executive Committee	12
4.1.4 Dispute Review and Resolution	12
4.1.5 Continuity of Performance	13
4.04 Personnel	14
4.05 Procedures Manual	15
4.06 Changes	15
4.07 Reports	15
4.08 Meetings	16
5.0 Services	17
5.01 Description of the Services	17
5.02 Transition of Services	17
5.03 Programs (Software)	17
5.04 Machines (Hardware)	17
5.05 Acquired Assets	19
5.06 Agreements	19
5.07 Required Authorizations	19
6.0 Charges, Credits and Payments	20
6.01 Charges	20
6.02 Credits	21
6.03 Payments	21
6.04 New Services	23
6.05 Taxes	23
7.0 Renewal and Termination	23
7.01 Renewal	23
7.02 Termination for Convenience	24
7.03 Termination for Breach	24
7.04 Temporary Extension of Services	25
7.05 Transfer Assistance	25
7.06 Other Rights at Expiration or Termination	26
8.0 Confidential Information	26
9.0 Intellectual Property Rights	29
10.0 Indemnification	29
11.0 Limits of Liability	32
12.0 Guaranties	32
13.0 General	33
13.01 Assignments and Binding Nature	33
13.02 Audits	33
13.03 Data Privacy	35
13.04 Environment	36
13.05 Facilities	36
13.06 Force Majeure	37
13.07 Freedom of Action	37
13.08 Geographic Scope of Services	38
13.09 Applicable Law and Jurisdiction	38
13.10 Risk of Loss	38

13.11 Joint Verification	38
13.12 Prescription	38
13.13 Amendments	39
13.14 Notices and Approvals	39
13.15 Confidentiality of this Contract and Pub	40
13.16 Contractual Relationship	40
13.17 Resale	40
13.18 Service Recipients	40
13.19 Severability	41
13.20 Subsistence	41
13.21 Third Party Beneficiaries	41
13.22 Arbitration	41
13.23 Forbearance	42
13.24 Transitional Clause	42

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Appendices

Appendix	Title
A.1	Services and Support
A.2	Midrange Services for DEC, HP, SUN, Novell and Apple Platforms
A.3	Midrange Services for AS/400 and MS Windows NT Platforms
A.4	Data Network
A.5	Workstations
A.6	XEROX Contract Management Services
A.7	Space for Printing

B	Service Levels
C	Charges
D	Transition
E	Projects
F	Software (Programs)
G	Machines
H	Human Resources and Subcontractors
I	Acquired Assets
J - Z	Intentionally Omitted

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Systems Operations Services Agreement		IBM
CORPBANCA / IBM Confidential
[initials]

In Santiago, Chile, on March 30, 2001, by and between CORPBANCA, Sociedad Anónima Bancaria, RUT No. 97.023.000-9, represented, as it shall be proved, by its General Manager Mr. Jorge Selume Zaror, a commercial engineer, a Chilean national, married, National Identification Card No. 6.064.619-8, both domiciled at Calle Huérfanos No. 1072, community and city of Santiago, Chile, hereinafter also “THE BANK” or “CORPBANCA,” party of the first part; and the party of the second part, IBM DE CHILE S.A.C., RUT No. 92.040.000-00, represented, as shall be proved, by its General Manager of Professional Services Mr. Rafael Guzmán González, a Chilean national, a civil engineer, National Identification Card No. 7.542.683-6, and by its Administrative and Financial Manager Mr. Gabriel Gimenez, an Argentine national, married, with Alien Registration Card No. 14.698.569-6, all domiciled at Calle Providencia No. 655, community of Providencia, city of Santiago, Chie, hereinafter also “IBM,” who have agreed the following agreement for the provision of services, hereinafter “THE AGREEMENT,” subject to the stipulations indicated below:

REPRESENTATIONS AND OBJECTIVE:

CORPBANCA represents through its representative that:

1.	It is a bank joint-stock company established pursuant to Chilean law.

2.	Its representative has the authorities required to enter into these types of acts, which have not been revoked from him or modified in any manner whatsoever, as is proved with the Minutes of Board of Directors Meeting No. 96/121 held on May 15, 1996, certified on May 29, 1996 by the Notary Public of Santiago Mr. Gonzalo de la Cuadra Fabres.

3.	For all the legal effects of this Agreement, it indicates as its domicile that located in Santiago, Calle Huérfanos No. 1072, community of Santiago.

IBM represents through its representative that:

1.	It is a commercial law company established pursuant to Chilean law through a Certified Document dated September 30, 1961, executed before Mr. Javier Echeverría Vial, Notary Public of Santiago, and recorded in the Commercial Registry of Santiago, Folio 656 No. 318 of 1962.

2.	That its representatives have sufficient authorities to enter into this type of act, which have not been revoked from them or modified in any manner whatsoever, as proved with the Certified Document dated August 25, 2000, executed before Mr. Sergio Rodríguez Garcés, Notary Public of Santiago.

3.	For all the legal effects of this Agreement, it indicates as its domicile that located in Santiago, Avenida Providencia No. 655, community of Providencia.

OBJECTIVE OF THE PRESENT AGREEMENT

The objective of the present agreement is the contracting of IBM by CORPBANCA, of Computer System Operations Outsourcing services for CORPBANCA and its affiliates and related companies listed in Clause 13.18 of this agreement as Service Recipients.

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As described in the aforementioned Appendices, the services shall be provided from IBM’s facilities and shall cover the areas cited below:

A)	Midrange Services for AS/400 and MS Windows NT Platforms

•	Operations, Administration and Technical Support Services

•	Services to Control Production performed by CORPBANCA staff under IBM’s supervision

•	Database Administration Services provided by IBM

B)	Midrange Services for DEC, HP, SUN, Novell and Apple Platforms

•	Operations, Administration and Technical Support Services performed by CORPBANCA personnel under IBM’s supervision

•	Services to Control Production performed by CORPBANCA staff under IBM’s supervision

•	Database Administration Services performed by CORPBANCA staff by IBM under IBM’s supervision

C)	Data Network Services

•	Management of the links provided by CORPBANCA for interconnection of CORPBANCA’s Corporate Network with IBM’s SDC.

In addition, IBM shall provide or make the following services or elements available:

•	Transition process to perform the services from their current state of operations to the mixed services model

•	Administration of the printing services agreement between CORPBANCA and XEROX as described in Appendix J.

•	Physical space at IBM for the installation and execution of the printing and printout separation service.

•	Workstations in IBM’s building for 30 employees of CORPBANCA who will perform work on both SDC and operational continuity.

1.0	Definitions

For all the effects of the present Agreement and except as otherwise expressly stipulated, the following terms have the meanings established below:

Acquired Assets means those machines, equipment, apparatuses, devices and accessories that appear in Appendix I.

Temporary Increase in Service has the meaning established in Clause 7.04 (Renewal and Termination) of this Agreement.

Appendices means the Appendices and the Supplements thereto expressly stated in this Agreement, which form an integral part hereof.

Transfer Assistance has the meaning established in Clause 7.05 (Renewal and Termination) of this Agreement.

Required Authorizations means any permit or authorization required for IBM, its Affiliated Companies and Subcontractors, to obtain the right or a license to use, execute, reproduce, display on screen, perform, distribute copies or change (including the creation of Derivative Works) for any service, product, program, material, information or facilities that IBM may use or such as it may have access to provide the Services in virtue of this Agreement.

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CORPBANCA means CORPBANCA and its affiliated and related companies indicated in Clause 13.18.

Monthly Service Charge or CMS means the fixed periodic charge that IBM charges CORPBANCA for the provision of the Services, including the number of Resource Units established under the Baseline as defined in Appendix C.

Additional Resource Charge or CRA means the charge as stipulated in Clause 6.01, to CORPBANCA for the additional use by CORPBANCA of Resource Units (UR’s) in an express Baseline. Appendix C (Charges) contains the reference amounts for CRA’s, the calculation of which shall be governed by the procedure established in paragraph b) of Clause 6.04.

Case of Force Majeure has the meaning established in Clause 13.06 (Force Majeure) of this Agreement.

Assignor has the meaning established in Clause 9.0 (Intellectual Property Rights) of this Agreement.

Joint Advisory Committee has the meaning established in Clause 4.02 (Joint Advisory Committee) of this Agreement.

Required Consents means all the approvals and agreements required to grant IBM, its Affiliated Companies and its Subcontractors authorized by CORPBANCA, the right to execute, reproduce, exhibit, interpret, distribute copies and modify (including the creation of Derivative Works) all services, products, programs, materials, information or facilities that IBM might use or those to which it might have access to provide the Services pursuant to this Agreement.

Agreement means the present Systems Operations Services Agreement and its appendices signed on the Agreement Start Date by CORPBANCA and IBM.

BANK Agreements with Third Parties means the written agreements that appear in Appendix J (Agreements) according to which CORPBANCA receives or has a right to use programs (software), machines (hardware) or services.

Credit for Reduction in Resources or CRR means the reduction in the CMS, as established in Appendix C (Charges), for the nonuse by CORPBANCA of a Resource Unit or the use of one below the corresponding Baseline.

CORPBANCA Data means any information related to a specific person (Personal Data) that IBM processes in behalf of CORPBANCA during the provision of the services. CORPBANCA Data exclude the Personal Data:

1.	Processed by IBM for any reason other than the provision of the Services by IBM;

2.	Processed by IBM by reason of its relationship with its clients (including CORPBANCA and its Affiliated Companies) in general; and

3.	Related to IBM employees, its Affiliated Companies or its Subcontractors.

Defense has the meaning established in Clause 10.0 (Indemnification) of this Agreement.

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Discloser has the meaning established in Clause 8.0 (Confidential Information) of this Agreement.

Dollar (US$), the legal currency of the United States of America.

Project Executive has the meaning established in Clause 4.1 (Project Executives) of this Agreement.

Affected Employees means the persons specified in Appendix H (Human Resources and Subcontractors).

Affiliated Company means any entity that controls, is controlled by, or is partially controlled by IBM or CORPBANCA. The term “control,” for the effects of the present Agreement, means direct or indirect ownership of more than fifty percent of the voting stock of a given entity.

Temporary Extension of Services has the meaning established in Clause 7.04 (Renewal and Termination) of this Agreement.

CMS Invoice has the meaning established in Clause 6.01 (Charges) of this Agreement.

CRA Invoice has the meaning established in Clause 6.01 (Charges) of this Agreement.

Agreement Start Date is April 1, 2001, at 00:00:01, without prejudice to the fact that the services commenced on December 20, 2000, as contained in the authorization letter from CORPBANCA of the same date.

Payment Date has the meaning established in Clause 6.03 (Payment) of this Agreement.

Agreement End Date is April 15, 2006, at 23:59:59.

Defense Expenses means the reasonable legal fees incurred by the Indemnified Party to defend a claim subject to indemnification, under the terms of Clause 10.0 (Indemnification) of this Agreement.

IBM means IBM de Chile S.A.C.

Confidential Information has the meaning established in Clause 8.0 (Confidential Information) of this Agreement.

Residual Information has the meaning established in Clause 8.0 (Confidential Information) of this Agreement.

Facilities means any location:

1.	Which belongs to CORPBANCA or is leased or used by CORPBANCA under any title, which IBM may use to provide the Services; and

2.	Which is specified in Appendix I (Facilities).

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Baseline means the number of Resource Units included in the CMS, as established in Appendix C.

Procedures Manual means the manual (electronic or printed) that describes the operating processes and procedures that govern the provision of the Services.

Machines (Hardware) means, collectively, CORPBANCA Machines and Service Machines.

CORPBANCA Machines means the machines that are:

1.	The property of or leased by CORPBANCA on the Agreement Start Date or thereafter.

2.	Used by IBM to provide the Services; and

3.	Are specified in Appendix G (Machines).

Service Machines means the machines that are the property of or leased by CORPBANCA or its Affiliated Companies made available to IBM by CORPBANCA to provide the Services. The Service Machines located at the Facilities are listed and identified as Service Machines in Appendix G (Machines).

Materials means any written work or work subject to copyrights (such as programs, program printouts, programming tolls, documentation, reports, diagrams and similar works) development by IBM or IBM and CORPBANCA jointly, pursuant to this Agreement, which IBM delivers to CORPBANCA as part of the Services, which are not available through licensing agreements from program providers (including the IBM Product License Agreements). The Materials do not include the underlying works or other authored works on which such Materials are based.

Hazardous Material means any substance or material classified or considered hazardous or toxic by current law.

Service Levels means the criteria for delivering the service established or to be established by joint agreement for the Services, as specified in Appendix B (Service Levels).

New Services has the meaning established in Clause 6.4 (New Services) of this Agreement.

Derivative Work means a work based on one or more preexisting work, including a condensation, transformation, translation, modification, expansion or adaptation that, if performed without authorization from the owner of the copyright of such preexisting work, would constitute a violation of the copyright pursuant to applicable law.

Other Products has the meaning established in Clause 12.0 (Representations and Guaranties) of this Agreement.

Party means IBM or CORPBANCA. Parties means, jointly, IBM and CORPBANCA.

Performing Party has the meaning established in Clause 7.03 (Termination for Breach) of this Agreement.

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Nonperforming Party has the meaning established in Clause 7.03 (Termination for Breach) of this Agreement.

Indemnified Party has the meaning established in Clause 10.0 (Indemnification) of this Agreement.

Indemnifying Party has the meaning established in Clause 10.0 (Indemnification) of this Agreement.

Involuntarily Nonperforming Party has the meaning established in Clause 13.06 (Force Majeure) of this Agreement.

Transfer Assistance Period has the meaning established in Clause 7.05 (Services Transfer Assistance) of this Agreement.

Extension Period has the meaning established in Clause 7.01 (Renewal) of this Agreement.

Transition Period has the meaning established in Clause 5.02 (Services Transition) of the present Agreement.

Joint Verification Period has the meaning established in Clause 13.12 (Joint Verification) of this Agreement.

Transition Plan has the meaning established in Clause 5.02 (Services Transition) of the present Agreement.

Dispute Resolution Procedure has the meaning established in Clause 4.14 (Dispute Review and Resolution) of this Agreement.

Product Provided by CORPBANCA means any equipment, system, program, product or business process provided to IBM by CORPBANCA under this Agreement or used by CORPBANCA in conjunction with the Services.

IBM Products means the machines (hardware) and programs (software) that carry the logo of the International Business Machines Corporation and which are generally provided by IBM or its Affiliated Companies.

Programs (Software) means, generically, Application Programs and Systems Programs.

Application Programs means the programs, including all supporting documentation, source codes and magnetic media, which:

1.	Execute specific data processing and telecommunications tasks; and

2.	Appear as such in Appendix F (Programs).

Systems Programs means the programs, including all source code (if applicable) that support the documentation and media which:

1.	Perform basic tasks for the functioning of data and telecommunications processing;

2.	Is required to operate the Application Programs; and

3.	Which appear as Systems Programs in Appendix F (Programs).

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Owner has the meaning established in Clause 9.0 (Intellectual Property Rights) of this Agreement.

Information Recipient has the meaning established in Clause 8.0 (Confidential Information) of this Agreement.

Service Recipients means such persons as receive Services at the request of CORPBANCA, who appear in Clause 13.18 (Service Recipients).

Regulation Applicable to CORPBANCA means the legal and regulatory precepts applicable to CORPBANCA.

Regulation Applicable to IBM means the laws applicable to IBM in its capacity as a provider of information technology services and such as are applicable to it in its capacity as a provider of services to CORPBANCA. It is the BANK’s responsibility to keep IBM informed of changes in the pertinent banking law and regulations that are applicable to IBM in its capacity as a provider of services to a banking institution and, if such change results in a modification in the scope of the present agreement, the Parties shall agree to the changes necessary to the scope of the services and, eventually, the price, if affected.

Services means the information technology services and functions that IBM provides to CORPBANCA, as established in Appendix A (Services).

Request for New Services has the meaning established in Clause 6.4 (New Services) of this Agreement.

Subcontractors means the contractors, suppliers, agents and consultants selected and employed by IBM or CORPBANCA, respectively.

Supplement means a supplement, if any, to which an Appendix expressly refers and which is attached thereto.

Third Party/ies means all persons other than IBM or CORPBANCA and their respective Affiliated Companies, directors, representatives, executives and employees.

Transition has the meaning established in Clause 5.02 (Service Transition) of the present Agreement.

Resource Unit or UR means a resource unit for which IBM and CORPBANCA have established a Baseline, as established in Appendix C (Charges).

UF: means Unidad de Fomento.

Life of the Agreement has the meaning established in Clause 2.0 (Life of the Agreement) of the present Agreement.

2.0	Life of the Agreement

The present Agreement shall take effect on the Agreement Start Date and shall expire on the Agreement End Date (the Life of the Agreement), except in case of accelerated termination or expansion under the terms of this Agreement.

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3.0	Conflicts

If any conflict were to arise between this Agreement and its Appendices, the following shall occur:

a.	To the extent that the provisions in conflict may be reasonably interpreted such that they are consistent with each other, such interpretation shall prevail; and

b.	To the extent that paragraph (a), immediately above, is not applicable, the following order of precedence shall prevail:

1.	The Agreement (excluding its Appendices) shall prevail over any conflicting terms in the Appendix or the Supplements; and

2.	The Appendices shall prevail over any conflicting term in the Supplements.

4.0	Contract Management

4.1	Contract Management: Relationship between the Parties

4.1.1	Contract Management

a)	Each party shall appoint a Project Executive and shall report such in writing to the Counterpart within 10 days after signing the present agreement.

b)	The functions of the Project Executives shall be to manage the agreement and to represent the Parties in all matters related to the service covered by this agreement. Therefore, all correspondence sent by the Parties shall be made through such executives.

c)	Each time any of the Parties replaces these representatives such circumstance shall be reported to the Counterpart in writing at least 30 days in advance, unless the aforementioned representative quits his job, is dismissed by his employer, does not meet his obligations in the exclusive judgment of his employer or is unable to work. If the foregoing were not possible, it shall report it as soon as possible for it. To these ends, the Party that replaces him shall clearly indicate the name of the person who replaces him.

4.2	Project Committee

a)	The Parties shall form a Project Committee, which shall be comprised of the aforementioned Project Executives from each of the Parties and another senior executive in the organizations of each of them.

b)	These other executives shall be appointed and reported to the Counterpart in the same mode as indicated above.

c)	This committee shall meet at least once per month or when called by any of the Parties, and it shall be responsible for reviewing the status of the services provided, providing advice and direction regarding technological changes and resolving disputes between the Parties pursuant to the provisions of point 4.1.4.

d)	Without prejudice to the mentioned before, this Committee shall also have the following functions:

i.	To conduct quarterly reviews on the course and progress of the projects.

ii.	To review progress on the strategic and operating plans prepared by the Executive Committee.

iii.	To review performance objectives and measurements annually.

iv.	To analyze and resolve such disputes as arise between the Parties pursuant to the provisions of point 4.1.4.

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4.1.3	Executive Committee

a)	The Parties shall form an Executive Committee comprised of each of their General Managers and by the senior executives who form part of the Project Committee.

b)	The Executive Committee shall meet at least twice per year in a working session whose objective shall be to exchange information on each of the Parties with respect to their business plans and corresponding systems needs for the next 12 months, so as to establish a collaborative relationship between them.

c)	The method of operation shall be to hold one inaugural one-half-day meeting attended by its members and such advisors as the General Managers ask to attend. At that meeting, each Party shall present the other with its plans and needs for the following twelve months. There shall also be a one-day working meeting of advisors on commissions, as agreed each time.

d)	The work will end with a final meeting which will be held during the seven days after the inaugural meeting, to exchange conclusions on the work performed and to define the next steps. The General Manager of each of the Parties shall participate in at least the inaugural and closing meetings.

e)	The General Managers may appoint (a) person(s) from their institutions to replace them for these effects, if they are prevented from attending in person.

4.1.4	Dispute Review and Resolution

a)	Any dispute that arises between the Parties, either regarding the interpretation of any of the clauses and stipulations of this Agreement or with respect to the performance of IBM’s or CORPBANCA’s obligations pursuant to the present Agreement, shall be subject to the procedure described in this point.

b)	Upon written request from any of the Project Executives, the Project Committee shall meet in order to take the corresponding steps to resolve the dispute the dispute. If it does not meet within the maximum period of 15 days, it shall be construed that it was not possible to resolve the dispute pursuant to the provisions of this point.

c)	The Project Committee, hereinafter “the Committee,” may appoint one or more representatives from each Party for them to study the background and to propose to it the method to resolve the dispute within a five business day period. This term may be extended if the Project Committee deems necessary. These representatives shall have the capacity of advisors to the Committee and shall not be construed members thereof. Likewise, this Committee shall meet as frequently as it deems necessary in order to gather and provide all information relevant to the matter under discussion that they deem appropriate and pertinent with respect to the resolution thereof. The Committee shall discuss the problem and negotiate in good faith in an effort to resolve the dispute without recurring to a formal process.

d)	During the course of such negotiations, all reasonable requests made by a Party to the other party for non-confidential information related to this Contract shall be met, in order for each Party to have all the information related to the position of the other.

e)	The specific format for such discussions shall be at the discretion of the Project Committee, but it may include the preparation of that agreed under statements of fact or written statements of the position presented to the other Party.

f)	If once the Committee has met it cannot resolve the dispute within 15 days from having been summoned, it shall be sent to the Executive Committee for its review and resolution. The Executive Committee

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shall meet in the manner and in the terms indicated above in point 4.1.3, and if having met the dispute cannot be resolved by such Executive Committee within 30 (thirty) days from remittance of the matter, the Parties shall be free to institute the arbitration procedure described in the Arbitration Clause of the present agreement and/or such formal actions or procedures as they deem appropriate. All agreements or decisions by the Project Committee and Executive Committee shall be adopted unanimously by their members.

g)	The provisions of this Clause do not limit the right of the parties to recur, at any time, to the Arbitration stipulated in Clause 13.23 of the present agreement.

4.1.5	Continuity of Performance

Except if it is impossible to do so, both parties agree to continue performance of their respective obligations as stipulated in this agreement while the dispute is being resolved, unless and until such obligations expire or are terminated pursuant to the aforementioned stipulations. The Project Committee itself or if applicable the Executive Committee, shall within a term of three (3) business days from being requested, decide on the inability cited at the beginning of this paragraph, if applicable, and if no agreement is reached in this regard within such term, it shall cease functioning, the parties remaining free to institute such formal actions or procedures as they deem pertinent.

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Relationship Diagram

CORPBANCA		Technology Partners	IBM
General è Manager		— Strategic — Executive Committee • Definition of Annual Objectives • Executive Exchanges • Alliance Reviews	General ç Manger

Executive è Project Executive		— Functional — Project Committee • Review of Corporate Technology Plan • Monthly status and performance reviews • Technology directives • Review of Key Projects	Executive ç Project Executive

Project Manager è Corpbanca Focal Point		— Operational — Project Executives • Workgroups • Daily Problem Review • Weekly Change Review • Service Requirements • Transition Management • Security • New Technologies	Project Delivery ç Executive
End User	Business Units		Midrange Delivery Manager

4.04	Personnel

a.	IBM shall comply with such rules and regulations as CORPBANCA advises IBM of in advance in writing, related to personal and professional conduct at CORPBANCA’s Facilities. Likewise, CORPBANCA’s personnel shall comply, besides with the foregoing, with such rules and regulations as IBM advises CORPBANCA of in advance and in writing, related to the aforementioned matter at IBM’s facilities.

b.	Both IBM and CORPBANCA shall be responsible for the management, direction, control, supervision and compensation of their own employees. Nothing stipulated in the present agreement may be interpreted as any of the parties’ employees working as employees of the counterpart.

c.	The Services shall be provided under the management, direction, control and supervision of IBM pursuant to this Agreement. IBM may choose, at its sole discretion, to perform its responsibilities pursuant to this Agreement through its Affiliated Companies or its Subcontractors, with the understanding that IBM shall not be released from the performance of its obligations pursuant to this Agreement because of the use of such Affiliated Companies or Subcontractors.

d.

If CORPBANCA reasonably determines that it is not in the best interest of CORPBANCA for an employee of IBM or of an IBM Affiliated Company or Subcontractor to continue providing the Services, CORPBANCA shall send IBM written notification justifying the request for IBM to remove such employee from the provision of the Services. Immediately, once such

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notification is received, IBM shall investigate the matter and shall take the appropriate measures, which may include replacement of the employee in question.

4.05	Procedures Manual

a.	Within a period of three months from the Agreement Start Date, IBM shall provide CORPBANCA a draft Procedures Manual related to the scope of this agreement. IBM shall include in the Procedures Manual any pertinent comment that CORPBANCA has proposed.

b.	Within the six months following the Agreement Start Date, IBM shall provide CORPBANCA with the Procedures Manual reviewed jointly by IBM and CORPBANCA. In any case, IBM shall periodically update the Procedures Manual in order to include changes in operations or in procedures.

4.06	Changes

To effect any change that affects the services, IBM shall:

1.	obtain approval from CORPBANCA prior to making any unplanned change that will have an effect on the services provided to CORPBANCA;

2.	schedule the change activities in order to minimize unnecessary interruptions in CORPBANCA’s business; and

3.	prepare a monthly schedule with planned changes and changes under way which affect the services provided to CORPBANCA.

With respect to changes that affect the services provided to CORPBANCA that have been made by IBM in emergency situations, IBM shall provide CORPBANCA with documentation on such changes within a period of five business days after the date on which the change was made, without prejudice to its obligation to report it immediately from the time the change was resolved by IBM.

4.07	Reports

a.	Within a period of three months from the Agreement Start Date, IBM shall provide CORPBANCA drafts of the standard periodic reports that IBM shall provide to CORPBANCA during the Life of the Contract. CORPBANCA shall review and approve them or note and propose changes within a period of 5 days. In this case, the standard periodic report format shall be such as the Parties determine by joint agreement.

b.	Once this period has elapsed, IBM shall have three months to deliver such reports to CORPBANCA, which shall include:

1.	a monthly report on IBM’s performance in relation to the Service Levels;

2.	a monthly report regarding both scheduled changes and changes under way implemented during the prior month; and

3.	a monthly report summarizing the use of Resource Units by CORPBANCA.

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4.08	Meetings

a.	Within a period of three months from the Agreement Start Date, CORPBANCA and IBM shall jointly determine a schedule for holding periodic meetings between CORPBANCA and IBM, which shall include:

1.	a weekly operations meeting to review the day-to-day activity and planned or forecast activities or changes.

2.	a monthly management meeting to examining the monthly reports and any other matter deemed needing review; and

3.	a quarterly meeting of management personnel to review contractual, business, planning and performance matters.

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b.	IBM and CORPBANCA shall prepare the table for each meeting sufficiently in advance to allow the meeting’s participants to prepare.

5.0	Services

5.01	Description of the Services

IBM shall provide the Services pursuant to this Agreement and its Appendices. CORPBANCA shall comply with its obligations under the present Agreement, without any cost to IBM.

5.02	Transition of Services

a.	The Transition Period commenced on December 20, 2000. During the Transition Period IBM shall migrate the services provided by or for CORPBANCA to Services provided by IBM (the Transition). The Transition Period may be extended by joint agreement between IBM and CORPBANCA.

b.	During the first sixty days of the Transition Period, CORPBANCA and IBM agreed to a written plan for the Transition (the Transition Plan) that ends on April 15, 2001. During the Transition Period, CORPBANCA shall cooperate with IBM to achieve all aspects of the Transition, including the supply of the resources required to perform CORPBANCA’s responsibilities in the Transition.

During the Transition Period IBM shall be responsible for the provision of the Services.

5.03	Programs (Software)

In relation to the Programs supplied by CORPBANCA and used by IBM to provide the services:

a.	CORPBANCA represents and guaranties that, during the Life of the Agreement, CORPBANCA has the right to access and use such Programs in the same manner as it used such programs until the Agreement Start Date.

b.	CORPBANCA hereby grants IBM, for the provision of the Services by IBM, the same access and usage rights to such Programs as CORPBANCA holds in relation to such Programs, subject to the provisions of Clause 5.07 (Required Authorizations) of this Agreement, only and exclusively for the purposes of providing the services under the present agreement.

5.04	Machines (Hardware)

a.	Machines provided by CORPBANCA

1.	With respect to the Machines used by IBM to provide the Services, CORPBANCA represents and guaranties that during the Life of the Agreement:

(a)	CORPBANCA is or the owner [sic] of such Machines or is authorized by the owner thereof to include them under the terms of this Agreement; and

(b)	CORPBANCA has the right to use such Machines in the manner in which they were being used at the Agreement Start Date or that is required under the terms of the present agreement.

2.	With respect to the machines used by IBM to provide the Services, CORPBANCA hereby grants to IBM, for IBM to be able to provide the Services, the same rights as CORPBANCA has with respect to such machines, subject to the provisions of Clause 5.07 (Required Authorizations) of this Agreement.

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b.	Service Machines

IBM shall retain all rights, titles and interest to any Service Machine, subject to the provisions of Clause 7.06 (Other Rights at Expiration or Termination) of the present Agreement. IBM represents and guaranties that it is or the owner [sic] of the Service Machines or is authorized by the owner thereof to include them under the terms of this Agreement.

Systems Operations Services Agreement		IBM
CORPBANCA / IBM Confidential
[initials]

5.05	Acquired Assets

a.	On the Agreement Start Date, IBM shall purchase the Acquired Assets which are such as are listed in Appendix I, for the price established in the purchase / sale invoice, and CORPBANCA shall deliver such invoice to IBM, which shall constitute the title which transfers dominion over such Acquired Assets to IBM. A copy of the purchase / sale invoice is attached in Appendix I (Acquired Assets).

b.	CORPBANCA represents and guaranties that at the Agreement Start Date:

1.	It is the owner of all the Acquired Assets and that it transfers all right, titles and interest in such Acquired Assets to IBM, free from all charges and liens; and

2.	That maintenance of the Acquired Assets has been performed pursuant to the applicable maintenance specifications of the manufacturer, and that they are in good operating conditions.

5.06	Agreements

a.	Subject to the provisions of Clause 5.07 (Required Authorizations) of this Agreement, on the Agreement Start Date:

1.	IBM shall manage the Agreement signed by and between CORPBANCA and Xerox, listed in Appendix A.11.

CORPBANCA may not terminate, extend, amend or replace a Contract, or sign a new one or amend any existing agreements or arrangements, oral or written, which affect such Agreement, without prior written approval from IBM;

2.	CORPBANCA shall continue to comply with the terms of the aforementioned Agreement, such as those related to usage and confidentiality, and with the obligations derived from such Agreements except for the obligations expressly assumed by IBM pursuant to this Clause;

3.	CORPBANCA hereby authorizes IBM to manage the Agreement and it shall notify the provider, as soon as possible, of such authorization; and

4.	In order to facilitate provision of the Services by IBM, CORPBANCA grants IBM the same rights to sue the products, programs, and services provided under the terms of the Agreement as CORPBANCA has with respect to such products, programs and services.

b.	CORPBANCA represents and guaranties that all the obligations related to the Agreement pertaining or attributed to periods before the Agreement Start Date, have been satisfied.

5.07	Required Authorizations

a.	CORPBANCA shall be responsible for obtaining and providing to IBM, with the reasonable cooperation of IBM, all the Required Authorizations, which shall be consistent with the terms of this Agreement (such as confidentiality and liability).

b.	If no Required Authorization has been obtained, CORPBANCA and IBM shall cooperate mutually to reach a reasonable alternative arrangement to allow CORPBANCA to continue processing its work with minimum interference in its commercial activities that is reasonable until the Required Authorization is obtained.

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6.0	Charges, Credits and Payments

6.01	Charges

a.	Monthly Service Charge – IBM shall bill CORPBANCA monthly during the Life of the Agreement, by month in advance starting on the Agreement Start Date, for the monthly Charge expressed in Appendix C (the CMS Invoice). In any case, considering that during the months of April 2001 and April 2006 IBM shall provide services during a fraction of such months, they shall be billed in proportion to the number of days during which services have effectively been provided.

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b.	Additional Resource Charge – Concurrently with the first full billing of the monthly service charge, that is to say, by month in arrears, IBM shall bill CORPBANCA monthly during the Life of the Agreement the amount corresponding to the Additional Resource Charge, if any, applicable to the prior month (the CRA Invoice). The first invoice shall also contain, if applicable, additional resource charges payable for services provided in April 2001. The determination of the value of the CRA’s shall be governed by the procedure established in paragraph b) of Clause 6.04.

c.	Termination Charges – If CORPBANCA decides to terminate this Agreement because of convenience, as established in Clause 7.02 (Termination for Convenience) of this Agreement, IBM shall bill CORPBANCA the monthly Service Charges established in the aforementioned Appendix C.

d.	Other Charges

1.	If CORPBANCA requests that the Services be provided in a certain manner or by certain employees of IBM, its Affiliated Companies or its Subcontractors, and such request is different from and in addition to that agreed in this Agreement, IBM shall notify CORPBANCA in advance of the additional charges, if any, for such request, such as charges for authorizations or requested employees, overtime or travel.

2.	IBM shall bill CORPBANCA for the New Services, taxes and any other charge agreed with CORPBANCA.

The Charges cited in the present point “6.01 Charges” may not be prorated, divided or in any manner reduced or altered for any reason, and must be paid in full by CORPBANCA as established in Appendix C.

6.02	Credits

a.	Resource Reduction Credit, as defined in Appendix C, corresponding to a possible reduction in the CMS which may be agreed in the month of April of each year, effective for at least 12 months.

b.	Other Credits: IBM shall pay the amounts owed to CORPBANCA pursuant to this Agreement either by paying such amounts directly or by granting a credit against IBM’s invoice to CORPBANCA pursuant to this Agreement.

6.03	Payments

a)	Billing Conditions and Payments of Fees Expressed in Unidades de Fomento (UF’s).

Payment of the price shall be made in pesos, national currency. The conversion to current national currency from the Unidades de Fomento in which the price is stated, shall be made pursuant to the value thereof that is in effect at billing time. In the event that the ratio of the Unidad de Fomento’s equivalency to the current legal currency is eliminated, frozen, replaced, reduced or devalued as a readjustment measure, the last equivalency shall be used and from that day the prices established in Unidades de Fomento shall be readjusted monthly pursuant tot the change experienced in the Consumer Price Index, according to the calculation made monthly by the National Institute of Statistics or such body as replaces it in this function.

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Payment of the invoice shall be made during the twenty-five (25) consecutive days after the date the invoice is received by CORPBANCA.

Subsequent to the payment date thereof, IBM may issue a supplementary invoice for such difference in amount as may have occurred between the issue date and the payment date to the extent that such difference exceeds 7 (seven) UF’s as a result of a change in the value of the UF between the billing date and the payment date. If such difference favors CORPBANCA, IBM shall, at its request, issue a credit note.

The term for CORPBANCA to pay this latter invoice at IBM’s offices or in such place as it designates, shall be ten (10) days, calculated form the date on which it is issued.

b)	Billing Conditions and Payment of Fees Expressed in United States Dollars

For amounts expressed in United States dollars, if applicable, such amounts shall be payable by CORPBANCA in their equivalent in Chilean national currency at the time of payment, pursuant to the Average Bank Dollar exchange rate published by the Central Bank of Chile, cited in number 6 of Chapter I of the Compendium of International Exchange Rules of the Central Bank of Chile or of such body as succeeds or replaces it in its functions. If in the future the form or method of calculation of the aforementioned exchange rate is modified or altered, the exchange rate that will be applied to amounts expressed in dollars, shall be such as is used for the remittance of dividends and profit abroad. Payment of the invoice shall be made within the twenty-five (25) consecutive days after the date received by CORPBANCA.

It is further agreed that IBM shall issue the invoice in Chilean national currency pursuant to the latest Average Dollar Bank exchange rate known on the date of issuance thereof and, subsequent to the payment date thereof, it may issue a complementary invoice for the difference in the exchange rate that might have occurred between the date of issue and the date of payment, provided that such difference is greater than or equal to the national currency equivalent of two hundred United States dollars. The term for CORPBANCA to pay this latter invoice at IBM’s offices or in such place as it designates shall be ten (10) days calculated from the date it is issued.

If such difference favors CORPBANCA, IBM, at its request, shall issue a credit note.

c)	Billing Conditions Common to the Payment of Fees Expressed in United States Dollars and Unidades de Fomento

All payments shall be made at IBM’s domicile or in the manner agreed.

All expenses, taxes, charges and withholdings which must be incurred for the effects stipulated above shall be borne by CORPBANCA with the exception of income tax and others levied against IBM’s profit. CORPBANCA unconditionally and irrevocably waives the doctrine of lack of foresight or any other similar defense, which might prevent CORPBANCA from performing the provisions described above, in whole or in part.

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All payments received by IBM, after the expiration of the corresponding term, shall be allocated to interest, expenses and principal, in that order.

d)	Arrears Interest

If CORPBANCA does not make the payments arising pursuant to the stipulated Terms and Conditions at IBM’s offices or at such place as it designates, within the terms established under such Terms and Conditions, for this mere fact and without need of any legal notification whatsoever, IBM may charge as a penalty for delinquency in payment, an interest rate which may reach the maximum the law authorizes the parties to agree, for the entire period from the date on which the payment should have been made, until the time it is effectively made, without prejudice to the right to terminate the Agreement, in which case IBM may demand payment of all amounts accrued through the date of termination, further applying the aforementioned arrears interest.

6.04	New Services

If CORPBANCA requests that IBM perform services other than or in addition to the Services (a Request for New Services) and if IBM agrees to provide such different or additional services, then:

a.	If the additional services require only those services that have a billing methodology and do not require additional implementation expenses, CORPBANCA shall pay the charges for such additional services pursuant to the existing methodology; and

b.	If the different or additional services require resources not covered by an existing billing methodology or require additional implementation expenses, these shall be deemed Additional Services. In this case, prior to the provision of such New Services:

1.	IBM shall issue a quote to CORPBANCA for the charges corresponding to such New Services; and

2.	if CORPBANCA agrees that IBM will provide such New Services, the Parties shall prepare and sign an amendment to the Agreement for the inclusion of such Services.

6.05	Taxes

Each party shall be exclusively liable for all taxes applicable to it. Especially, and without the following list being exhaustive, each party shall pay the applicable taxes on its real property, municipal taxes and taxes levied on their profit.

In any case, the Value-Added Tax (V.A.T.) applicable to the services under the present agreement, at their current rate of 18% or such other as replaces it in the future, shall be borne exclusively by CORPBANCA. It shall also be responsible for any other tax that in the future may be levied on the provision of the services covered by the present agreement.

7.0	Renewal and Termination

7.01	Renewal

a.	If it were the will of any of the Parties to extend the present Agreement, it shall notify the other Party thereof in writing at least 12 months in advance of the Agreement End Date. If the Parties agree to negotiate such extension, IBM shall provide CORPBANCA, within the two months after the request for extension, a proposal for the terms and conditions thereof. Within sixty days after receipt by CORPBANCA of IBM’s proposal, CORPBANCA shall notify the latter of the following:

1.	Acceptance by CORPBANCA of the terms and conditions proposed by IBM for such extension; or

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2.	any amendments that CORPBANCA requires be made to IBM’s proposal.

b.	If the Parties wish to extend the present Agreement, they shall negotiate such extension in good faith.

c.	If the Parties do not reach an agreement in relation to the terms of the agreement to extend the present Agreement within the three months prior to the Agreement End Date, it shall be extended at the prices at that time, baselines, methodology of charges and other applicable terms for a six-month period starting on the Agreement End Date (the Extension Period). During such Extension Period, the Parties shall continue to negotiate in good faith the extension of the present Agreement. If the Parties do not reach an agreement with respect to the extension to the present Agreement during the Extension Period, this Agreement shall end on the Extension Period End Date.

7.02	Termination of the Present Agreement

Termination of the present Agreement cannot be accelerated, except for the causes of Termination for Breach cited in 7.03 and in the case of Termination upon mere request by CORPBANCA as explained in Appendix C of this Agreement on charges for accelerated termination.

7.03	Termination for Breach

a.	CORPBANCA or IBM (the Performing Party) may choose to terminate the present Agreement for Gross Breach. Gross Breach shall be construed on the part of IBM as failure to reach the Critical Service Levels, or SLC’s, defined in Appendix B of the present agreement. For its part, gross breach shall be construed on the part of CORPBANCA as failure to make full and timely payment of the amounts owed to IBM in virtue of the present agreement. If the Gross Breach is not resolved within a period of 15 days, extendable by joint agreement, the Performing Party may terminate the present Agreement for gross breach by providing the Nonperforming Party with written notice within ninety days after the period for resolving the aforementioned breach, declaring the present Agreement terminated for gross breach under the terms of the present Clause, effective on the date established in such notice. Such effective date may not exceed sixty days after the Nonperforming Party receives such notice of termination for gross breach.

b.	Other breaches of the Agreed Service Levels or SLA’s, which are agreed during the Transition phase as described in Appendix B of the present agreement, shall be called Minor Breaches and shall give rise to the application of charges against IBM when its indicators are below the level that has been agreed with respect thereto and above the SLC described in the same Appendix. The SLA’s, fines for breaches and performance incentives shall be agreed during the Transition period. In any case, these fines may not exceed 5% of the monthly value of the services for each month in which a breach is committed which may give rise to the application thereof.

c.	The Performing Party shall provide the Nonperforming Party written notification of such Minor Breach within the following thirty days from the time the aforementioned breach occurred, describing in detail the specific nature and the dates of the breach, and it shall provide the Nonperforming Party the opportunity to resolve such breach, or in the absence thereof for it to put into practice an alternative form of complying with its obligations within a period of fifteen days from receipt of the prior correspondence, except for those obligations described as SLC’s in Appendix B of the present agreement, or within such different period as the Parties agree by mutual agreement during the Transition period. In any case, this alternative form of performance may be rejected by CORPBANCA for legitimate reasons.

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In case of nonperformance on the part of CORPBANCA, it shall continue with payment of the Monthly Service Charges cited in Appendix C until the Contract end date, whether such is the date originally agreed at the time the present document is signed or the end date of the renewal and/or extension of the agreement, at the discretion of IBM. In addition to the aforementioned amounts, any amount that CORPBANCA owes to IBM pursuant to the present agreement shall be due.

7.04	Temporary Extension of Services

a.	If CORPBANCA is not in a condition to complete the Service Transition at the Termination Date of the present Agreement, CORPBANCA may choose, once only, to extend the present Agreement at the current prices, baselines, methodology of charges and other applicable terms, for up to six months beyond the termination or expiration of the present Agreement (the Temporary Extension of Services) upon written notification to IBM of such decision at least one hundred eighty days in advance. CORPBANCA shall pay IBM for:

1.	the charges owed under the present Agreement, including the CMS; and

2.	such additional charges and expenses, if any, as IBM has incurred as a result of the temporary extension of services which have not been covered by the charges owed and payable under the present Agreement.

This Agreement shall expire at 23:59:59 on the last day of the Temporary Extension of Services Period.

b.	If IBM terminates the present Agreement for gross breach on the part of CORPBANCA, the latter shall not have a right to opt for the Temporary Extension of Services.

c.	There shall be no adjustment of the Termination Charges because of a Temporary Extension of Services.

7.05	Service Transfer Assistance

Service Transfer Assistance

a.	CORPBANCA may request that IBM provide Assistance in the Transfer of Services at least six months in advance of the expiration date of the present agreement. To this end, CORPBANCA and IBM shall agree to a transition plan that does not interfere with IBM’s ability to provide the Services and IBM shall provide a quote for the aforementioned services and it shall provide them upon acceptance of the costs of such services by CORPBANCA. The quote shall be at reasonable market prices and it shall contain the conditions under which the services shall be provided in this period, which may include changes to the provisions of the present agreement with respect to the scope and levels of service.

b.	The foregoing services may have as their aim the transfer of services to CORPBANCA, its Affiliated Companies or Third Parties.

c.	The service period shall not exceed six months beyond the Termination Date of the present Agreement (the Transfer Assistance Period).

d.	During the Transfer Assistance Period, IBM shall provide CORPBANCA, its Affiliated Companies or third parties, as necessary, reasonable access to the Machines and Programs, provided that:

1.	such access does not interfere with IBM’s ability to provide the Services or the Transfer Assistance; and

2.	such Third Parties and CORPBANCA Affiliated Companies comply with the security and confidentiality requirements established in the present agreement.

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e.	CORPBANCA shall grant IBM access and use of such Facilities as CORPBANCA defines in order for IBM to be in a position to undertake an orderly transition of resources for up to sixty days after the latter of:

1.	the Expiration or Termination of the present Agreement; or

2.	the last day of the Transfer Assistance period.

f.	If IBM terminates this Agreement for gross breach by CORPBANCA, IBM shall provide CORPBANCA with the Transfer Assistance services only if CORPBANCA pays for such Transfer Assistance services in advance.

g.	The terms and conditions applicable to this Agreement shall remain in full force and effect during the Transfer Assistance Period, without prejudice to such modifications as the Parties may agree.

7.06	Other Rights at Expiration or Termination

a.	IBM shall provide additional assistance as established in the present Clause once this Agreement has expired or has been terminated (unless IBM terminates it for gross breach by CORPBANCA).

b.	Agreements

1.	IBM shall cooperate with CORPBANCA in the assignment of IBM agreements with its third-party suppliers as established in this clause (Agreements) subject to:

(a)	a written request from CORPBANCA;

(b)	IBM’s right to assign such Agreement;

(c)	that IBM be released from any liability regarding such Agreement; and

(d)	that CORPBANCA assumes contractual liability under such Agreement, including any assignment or transfer payment or cost, licenses or other charges.

(e)	that IBM is using the contracted service exclusively to provide the eServices (such as machine maintenance and others).

2.	Agreements for Generally Available Programs

For generally available programs (including IBM Products) that IBM is using on the Termination date or upon Termination of this Agreement:

(a)	only to provide the services to CORPBANCA, IBM shall assign its licenses, if any, for such programs to CORPBANCA or to whomever it designates, upon reimbursement by CORPBANCA to IBM of any lump sum or other fee equivalent to the unamortized price of the programs depreciated over a five-year period; and

(b)	to provide Services to CORPBANCA and to other customers in a shared environment, IBM shall provide reasonable assistance to CORPBANCA to obtain licenses for such programs.

8.0	Confidential Information

a.

The mutual objective of IBM and CORPBANCA under this Clause is to provide adequate protection over Confidential Information, with both parties retaining their ability to conduct their respective business and

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activities. The Parties agree that the following terms shall apply when IBM or CORPBANCA disclose (the Discloser) Confidential Information to the other Party (the Information Recipient) under this Agreement.

“Confidential Information” is:

1.	The Parties’ client lists, client information, accounting information and information related to the business plans and operations of the Parties, as well as such as is related to human resources, business or sales, financial or administrative activities, provided that the Discloser also treats such information as confidential and such information is reasonably deemed confidential based on the nature thereof.

2.	Such information as, having been disclosed orally or is not classified as confidential, is identified prior to its disclosure as Confidential Information or is confirmed in writing immediately thereafter.

3.	That so classified by the laws on current bank and checking account laws, general banking laws and/or Law 19,628 on the Protection of Personal Information or other laws that are applicable to the matter as the Bank reports to IBM in virtue of the provisions for the Regulations Applicable to IBM in Clause 1.0 (Definitions) of the present agreement, whether this information is contained on paper, magnetic tape or other media. It is expressly evidenced that information on deposits and liabilities of any nature are subject to bank secrecy, a violation thereof being penalized criminally. The Bank’s other transactions are subject to confidentiality.

4.	All written information identified as confidential or restricted by any of the Parties.

In order to identify the confidential information indicated in numbers 2 and 4, above, every time the Parties disclose confidential information to the other they shall do so through a special agreement which is reflected in correspondence from the party that discloses it, which shall contain a description, in non-confidential form, of the confidential information disclosed, the target audience of the information and the delivery date thereof.

Obligations

1.	Except when otherwise specified, both CORPBANCA and IBM shall use the same degree of precaution to avoid the disclosure to third parties of the other’s Confidential Information as it used to avoid the disclosure, publication or revelation of its own information of a similar nature. Notwithstanding the aforesaid, the Parties may only disclose such information to subcontractors involved in the supply of the Services under this agreement, upon express authorization from the other Party, where:

a)	such disclosure is required for the subcontractor to be able to perform his responsibilities as specified; and

b)	the disclosing Party assumes full responsibility for the acts and omissions of its subcontractor, as if they were made by the disclosing Party, and undertakes to impose upon such subcontractor the confidentiality obligation agreed in the present instrument.

2.	Without limiting the general nature of the previously mentioned, neither Party shall publicly disclose the Terms of this Agreement, except as stipulated in Clause 13.16 (Publicity) of this Agreement, without prior written consent from the other.

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In addition, neither IBM nor CORPBANCA:

1.	Shall use the other Party’s Confidential Information in a manner other than that stipulated in this Agreement.

2.	Shall acquire any right or make any seizure of the other Party’s Confidential Information.

3.	Shall refuse to return immediately, provide a copy of or destroy such Confidential Information at the request of the other Party.

In any case, neither Party shall be restricted from using ideas, concepts, expertise and techniques related to data processing or network management, in the development, manufacture and sale of products and services. In no case may a party deliver or exhibit to third parties manuals, procedures or documents prepared for CORPBANCA by virtue of the present Agreement, which shall be the exclusive property of the Party for which they were prepared.

Exclusions

Notwithstanding the previously mentioned, and except for bank deposits and liabilities and other bank transactions with its customers, the present clause shall not be applicable to information for which IBM or CORPBANCA can demonstrate that:

1.	It was in the public domain at the time of its disclosure.

2.	After disclosure, it was published by the party that delivered it or by third parties or it entered the public domain without such representing any fault whatsoever on the part of the recipient Party.

3.	It was received after its disclosure by a third party who had a legitimate right to disclose such information.

4.	It was independently developed by the recipient Party without reference to the Confidential Information of the Party that supplied it.

In addition, either Party may deliver Confidential Information to the other to the extent required legally or by court order, in which case it shall notify the other Party of such request received and deliver only the requested information, only to whoever is legally authorized to receive it, with a copy thereof to the other Party.

Protection of Parties’ Information.

The Parties reciprocally release each other from their liability to protect Confidential Information once a 5-year period has elapsed from the expiration of the present agreement, unless a different legal protection exists for any information.

Loss of Confidential Information

In the event of any disclosure or loss of Confidential Information, the recipient Party shall report such immediately to the Party that supplied it and it shall take at its cost and expense such actions as are required to reduce to the extent possible the effects of the disclosure or loss.

Limitation

IBM shall not be liable for loss or damage to CORPBANCA’s records or data, nor for the security of the data during the transmission thereof through public telecommunications facilities.

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Residual Information

The confidentiality obligation shall not be in effect with respect to the ideas, concepts, techniques or experience contained in information related to the business activities of the information recipient (knowledge). However, this does not allow disclosure, except in the manner authorized in this agreement, of the source of the knowledge nor of the financial, statistical, personnel or business plan information of the person disclosing the information. Nor is disclosure permitted of documents, manuals, procedures prepared by one Party for the other in virtue of the Agreement.

9.0	Intellectual Property Rights

It is expressly evidenced that the software usage licenses held or to be held by the BANK, listed in Appendix F, do not and shall not authorize IBM to make changes or adaptations thereto nor to their respective systems or modules. Literary works subject to copyright such as manuals, charts, graphics and any other written communication and machine-readable texts and files related to the aforementioned usage license, software or developments, are subject to the same limitation.

Without prejudice to the foregoing, IBM and its subcontractors may develop, create or amend computer programming code, whether original or derived from materials or tools used for the provision and/or management of the data processing service, as well as documentation to perform the services under the present agreement. These materials, as well as literary works subject to copyright, such as manuals, charts, graphs, and any other written communication and machine-readable texts and files, shall be the property of IBM, and the BANK shall have the following license rights: an irrevocable, nonexclusive, worldwide right free of all other charges unrelated to the present agreement, to use, execute, reproduce, display and distribute those materials internally for the sole benefit of and compliance with internal or external regulations and exclusive use of the BANK and its affiliates for the life of the present Agreement. Upon expiration of the term or upon accelerated termination of this Agreement, to the extent that the BANK has fully complied with its obligations and is not in default regarding this Agreement, or at the time the debt is paid in case of delinquency, IBM shall grant the BANK, on the foregoing elements, an irrevocable, nonexclusive, worldwide right free of all charges unrelated to the present agreement, to use, execute, reproduce, display and distribute such materials internally for the sole benefit of and compliance with internal or external regulations and exclusive use of the BANK and its affiliates. Nothing contained in the present agreement shall constitute a restriction of either Party from using any idea, concept, knowledge, expertise or technique related to data processing or network management which is not subject to intellectual property, and any of them, individually or jointly, develop or disclose under this agreement, which may be used by any of the parties in the manner they deem appropriate.

10.0	Indemnification

a.	Defense on IBM’s Part

IBM shall defend CORPBANCA, its Affiliated Companies, their employees, executives and directors, against any Third-Party claim related to the present Agreement:

1.	if an IBM Product supplied to CORPBANCA under the present Agreement violates a patent or copyright of such Third Party;

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2.	if any contractual obligation expressly assumed by IBM under Clause 5.06 (Agreements) of the present Agreement was not performed;

3.	based on any oral or written statement by IBM to CORPBANCA employees, including the Affected Employees in relation to their being hired by IBM or its Subcontractors under the present Agreement, unless such statement has been expressly authorized in writing by CORPBANCA; and

4.	for taxes, interest or penalties levied against CORPBANCA that are obligations of IBM pursuant to Clause 6.05 (Taxes) of this Agreement.

b.	Defense on CORPBANCA’s Part

CORPBANCA shall defend IBM, its Affiliated Companies, their employees, executives and directors, against any Third-Party claim related to the present Agreement:

1.	If a CORPBANCA Product supplied to IBM under the present Agreement violates a patent or copyright of such Third Party;

2.	if any contractual obligation expressly assumed by CORPBANCA under Clause 5.6 (Agreements) of the present Agreement was not performed;

3.	based on any oral or written statement by CORPBANCA to its employees, including the Affected Employees in relation to their being hired by IBM or its Subcontractors under the present Agreement, unless such statement has been expressly authorized in writing by IBM;

4.	based on an environmental claim derived from the present Agreement as a result of the Services provided in the Facilities, except to the extent that IBM has caused the environmental damage as a result of a breach by IBM of its obligations under the present Agreement; and

5.	based on any Products or services provided by CORPBANCA or its affiliated companies.

c.	If IBM or CORPBANCA are obligated to defend the other party, as established in aforementioned section (a) (Defense on IBM’s Part) or in section (b) (Defense on CORPBANCA’s Part), (the Indemnifying Party) subject to the provisions of section (e) (Indemnification Procedures), the Indemnifying Party agrees to pay the other Party (the Indemnified Party) all:

1.	damages court awards the third party in question for the claim, as any Defense Expenses; or

2.	the amount of any agreement made with the Indemnifying Party as well as any Defense Expenses, in each of the aforementioned cases (1 and 2), in proportion to the Indemnifying Party’s responsibility for the breach which resulted in such amounts of money.

d.	Claims for Patents and Copyrights

1.	The Indemnifying Party shall not have an obligation with respect to patents and copyrights for section (a) (Defense on IBM’s Part) or section (b) (Defense on CORPBANCA’s Part) to the extent that such claims are the result of:

(a)	changes to IBM Products or Products Provided by CORPBANCA, or the use of such Products in an environment other than their specified operating environment.

(b)	the combination, operation or use on the part of the Indemnified Party of IBM Products or Products Provided by CORPBANCA with products, data or devices not supplied by the Indemnifying Party; or

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(c)	the use by the Indemnified Party of IBM Products or Products Provided by CORPBANCA in a country other than that established in this Agreement; unless such amendment, combination, operation or use were made under the direction or at the request of, or pursuant to the specifications provided by the Indemnifying Party.

2.	IBM shall not have any obligation whatsoever with respect to claims related to patents or copyrights pursuant to section (a) (Defense on IBM’s Part) to the extent that such claims arise from IBM Products acquired or licensed without any type of warranty. In such case, IBM shall notify CORPBANCA at the time of the sale regarding the absence of warranties on the product.

3.	If a claim is instituted for a violation of patents or copyrights or the possibility thereof arises, the Indemnified Party agrees to allow the Indemnifying Party to continue using the IBM Product or Product Provided by CORPBANCA, or to modify it or replace it with another which is at least functionally equivalent.

e.	Indemnification Procedures

1.	The obligations of the Indemnifying Party established in this Clause are subject to the Indemnified Party’s compliance with the procedures established in this section (e) (Indemnification Procedures).

2.	The Indemnified Party shall immediately notify the Indemnifying Party in writing of any claim covered by this Clause.

3.	The Indemnifying Party shall take exclusive control of the defense and investigation of the claim (generically called the Defense) for which it is responsible, using attorneys selected by it, provided that it notifies the Indemnified Party in writing as soon as possible which in any case shall not exceed one-half the legal term to file any means of defense. The Indemnifying Party shall not be liable to the Indemnified Party for Defense costs incurred subsequent to such notification by the Indemnified Party, except for Defense costs incurred by request of the Indemnifying Party.

4.	The Indemnified Party shall cooperate reasonably with the Indemnifying Party and its attorneys in the Defense of such claim and may reasonably participate at its own cost, through its attorneys or otherwise in such Defense.

5.	If the Indemnifying Party, by agreement of the Parties, does not take exclusive control of the Defense of the claim as established in this Clause (e) (Indemnification Procedures):

(a)	the Indemnifying Party may participate in such Defense, paying the costs and expenses; and

(b)	the Indemnified Party shall have the right to defend against the claim as it deems appropriate; and

(c)	the Indemnifying Party shall pay Defense Expenses to the Indemnified Party.

6.	All settlement of claims subject to indemnification under this Clause shall:

(a)	be legitimate only if they have the approval of the Indemnified Party, which approval shall not be denied without justification; and

(b)	include an appropriate confidentiality agreement that prohibits disclosure of the terms of such settlement.

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f.	Subrogation

The Indemnifying Party shall be subrogated in the rights and defense of the Indemnified Party to the limit of and with respect to the obligation of the Indemnifying Party to indemnify the Indemnified Party under this Clause 10.0 (Indemnification).

11.0	Limit of Liability

IBM’s liability for any damage shall be limited to the proven damage from breach of contract caused, resulting from any act attributable to IBM, and the amount thereof shall be limited to the amount paid by CORPBANCA during the six (06) months prior to the event that caused the damage.

This limitation shall be applicable notwithstanding the basis of the claim, except for claims for bodily injury to persons or damages to personal or real property, or gross negligence or fraud, for which IBM may be legally liable.

In no case shall IBM be liable for any damage caused by negligence or nonperformance of CORPBANCA’s responsibility or for any lost profit, such as loss of forecast economic profit or any other or for indirect consequential damages, regardless of the form of action, excluding negligence or fraud on IBM’s part or for any other third-party claim for damages.

12.0	Representations and Guarantees

a.	Authorization and Enforceability

IBM and CORPBANCA represent and guarantee that:

1.	each of them has sufficient powers of attorney and corporate authorizations to execute, perform and comply with their obligations under the present Agreement;

2.	the signing and acceptance of the present Agreement have been duly authorized by each and every one of the corporate areas necessarily involved;

3.	each one has signed and accepted the present Agreement; and

4.	the present Agreement constitutes a valid obligation, enforceable pursuant to its respective terms.

b.	Compliance with Laws and Obligations

1.	IBM represents and guarantees that it complies with the Regulation Applicable to IBM up to and insofar as such Regulation Applicable to IBM is related to the performance of its obligations under the present Agreement;

2.	CORPBANCA represents and guarantees that it complies with the Regulation Applicable to CORPBANCA up to and insofar as such Regulation Applicable to CORPBANCA is related to the performance or use of the Services. Likewise, it shall identify and interpret any Regulation Applicable to CORPBANCA related to the performance or use of the Services.

3.	Any modification to the Services resulting from a Regulation Applicable to CORPBANCA shall be deemed a Request for New Services.

c.	Exclusions Regarding the Year 2000 issue

1.	Under the terms of the present Agreement, IBM is not providing any service related to the Year 2000 (for example: evaluation, tests or conversion for the Year 2000 “bug”).

2.	Under the terms of the present Agreement, IBM is not responsible for:

(a)	CORPBANCA Products or those of its Affiliated Companies;

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(b)	Third-Party Products; or

(c)	IBM products that were not provided or selected by IBM under the present Agreement – (a), (b) and (c) collectively called Other Products – correctly processing or exchanging exact information of dates or data.

3.	IBM shall be exempt from its obligations under the present Agreement (including Service Levels) when Other Products are not capable of correctly processing exact date data.

4.	CORPBANCA acknowledges that it is responsible for evaluating its current systems and for taking such measures as it deems pertinent to switch to systems that are “Year 2000 Compliant.”

d.	Other Exclusions

1.	In the performance of the services, IBM shall use adequately qualified reasonable care and resources, pursuant to the description of these services. IBM does not guarantee the uninterrupted or error-free operation of any machine, program, product or service, or that it will find and correct all defects, as regulated with respect to service levels.

2.	Under the terms of the present agreement and except as established in the present Clause, IBM does not provide any express warranty, statement or condition (statutory or of any other type). Additionally, IBM does not provide any express or implied warranty or condition of merchantability or suitability for a particular purpose.

13.0	General

13.01	Assignments and Binding Nature

a.	Neither Party may assign their rights or delegate their obligations pursuant to this Agreement without prior written consent from the other party. IBM may delegate its obligations and CORPBANCA may assign its rights or delegate its obligations to their respective Affiliated Companies provided that the counterpart so agrees in writing, and:

1.	The Affiliated Company in question accepts the assignment and assumes the obligations in writing;

2.	CORPBANCA or IBM, respectively, continue being fully liable and do not release themselves from the performance of their obligations.

c.	The respective authorized successors and assigns of IBM and CORPBANCA shall be bound by this Agreement.

d.	A change in control or the sale, in whole or in a material part, of the assets of IBM or CORPBANCA shall be deemed an assignment or delegation of the Agreement, therefore requiring consent as established in this Clause.

e.	Any attempt to assign or delegate all or part of this Agreement against what is established in this Clause, shall be invalid.

13.02  Audits

a.

IBM undertakes to take the measures required for CORPBANCA to comply with its audit requirements, whether internally or by independent auditors, including access to the Data Center, in order to support the

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Client and its auditors in the performance of audits and reviews of IBM’s operations related to the performance of the Services, to ensure:

1.	The correctness of the charges billed by IBM to CORPBANCA.

2.	That IBM is following procedures to control the use of resources supplied by CORPBANCA to IBM, such as heat, electricity, etc., used for the provision of the services to CORPBANCA.

3.	That the services are being provided pursuant to the Service Levels of the present Agreement.

4.	Performance, by IBM, of the security requirements established in Appendix A (Services) of the Agreement.

b.	IBM shall allow access to the records and reports prepared routinely, in order to allow CORPBANCA to perform audits (the Audits) of IBM’s operations related to the provision of the Services.

c.	CORPBANCA and its auditors shall have access to the buildings or information of IBM or its Affiliated Companies for the sole purpose of verifying performance of the present agreement and to the extent that it is reasonably required to perform the Audit of compliance by IBM of the security requirements established in Appendix A (Services, Security). In any case, this access shall not extend to the property or information of other IBM clients.

d.	CORPBANCA may request that a Third-Party auditor approved by the Superintendence of Banks and Financial Institutions perform the Audit, at CORPBANCA’s expense, the latter having to inform it on the confidentiality that must be kept when handling known information, either in virtue of the regulations that protect a certain type of information or due by a contractual agreement between the Parties.

e.	A request from CORPBANCA related to IBM’s assistance on the Audit shall be deemed a Request for New Services, as if such help on the Audit required the use of resources different from or in addition to those that IBM sues to provide the Services pursuant to the Baselines and Service Levels, such as audit programs, additional employees or Subcontractors;

f.	If the results of the Audit demonstrate that the invoices issued by IBM for Services provided during the audited period are incorrect, and IBM and CORPBANCA agree with such results, IBM shall pay CORPBANCA or CORPBANCA shall pay IBM, as soon as possible, the amounts charged in excess or such as are owed, respectively, which may have resulted.

Access due to an Audit shall be reported to IBM at least two business days in advance or within a greater period agreed as a rule in the Procedures Manual or if IBM must use additional human resources. It shall be allowed during normal working hours, while it does not interfere with IBM’s ability to provide the Services pursuant to the Performance Standards and shall be undertaken expeditiously and efficiently. IBM shall allow access only to the information required to perform the audit, but shall not allow, however, CORPBANCA or its auditors, to gain access to any other information or date from other Clients or such as are classified as IBM Confidential. Likewise, IBM shall assist CORPBANCA’s employees or its auditors in testing CORPBANCA’s programs and files including, but not limited to, the installation and execution of audit software.

The foregoing audits may be performed directly by the Bank or, by commission and at its own expense, by audit, consulting or systems outsourcing specialist companies, provided that these companies do not compete with IBM or its related companies in the provision of this type of service and they sign directly with IBM a confidentiality agreement acceptable to it. Likewise, they may be undertaken by such employees of the Superintendence of Banks and Financial Institutions as the latter may appoint to that end.

The foregoing regulation shall not be applicable to audits by external auditors approved by the Superintendence of Banks and Financial Institutions that must perform these audits pursuant to current

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norms. In any case, CORPBANCA shall give timely notice to IBM on such audits and on the rules that govern them.

In all, there shall be up to two (2) audits per year whose IBM resources are contained in the fee for the present agreement, notwithstanding who performs them. Without prejudice to the foregoing, the Bank may request that IBM perform audits in addition to the aforementioned, in which case IBM shall charge an additional fee which shall be agreed and treated as a request for new services. All Audits shall be dealt with in this manner if they require the use of resources in addition to or other than those, that IBM uses to provide the Baseline and Service Level services. Those such as audit programs, additional employees or subcontractors shall be deemed additional resources.

13.03	Data Privacy

a.	General

1.	IBM and CORPBANCA are responsible for meeting their respective obligations under applicable law to protect CORPBANCA’s data.

2.	CORPBANCA is solely liable for determining the purposes and means by which IBM processes CORPBANCA’s data pursuant to this Agreement, including the fact that such processing does not imply a violation on the part of IBM of applicable data protection law.

3.	Applicable data protection law is deemed a Regulation Applicable to CORPBANCA in relation to its data except in the cases in which such law regulates the processing by IBM of CORPBANCA’s data in the provision of the Services. IBM and CORPBANCA make manifest that they are not investigating the measures that the other party is adopting to comply with applicable data protection law. Nothing established in this Agreement prevents IBM or CORPBANCA from taking such measures, as they deem necessary to comply with applicable data protection law.

4.	If CORPBANCA requests Additional or different Services to comply with applicable data protection law, such Services shall be deemed a Request for New Services.

b.	Security

1.	CORPBANCA acknowledges that it is solely responsible for determining that the security measures specified in the Agreement constitute technical and organizational measures appropriate for protecting CORPBANCA’s Data, as required by applicable data protection law. IBM shall not have to execute or take any security measure related to CORPBANCA’s Data other than those specified in the agreement, without prejudice to IBM’s obligation to provide adequate protection over confidential information and that subject to secrecy or confidentiality as stipulated in the present agreement.

2.	As a processor of CORPBANCA’s Data, IBM shall process such data as specified in Appendix A (Services) of the agreement. CORPBANCA agrees that IBM may perform such processing as it reasonably deems necessary or appropriate for providing the Services.

c.	Cross-Border Data Transfer

1.	IBM shall not transfer any CORPBANCA data across the borders of a country unless IBM reasonably deems such transfer necessary to provide the Services and it obtains prior written approval from CORPBANCA.

2.	CORPBANCA is solely responsible for determining whether any transfer by IBM or CORPBANCA of CORPBANCA’s data across the borders of a country under the Agreement complies with applicable law.

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d.	Information

1.	If CORPBANCA must provide an individual with information related to his Data, IBM shall cooperate with CORPBANCA in order to supply such information, with CORPBANCA reimbursing IBM for the appropriate charge for such cooperation

2.	Upon written request from IBM or CORPBANCA, sufficiently in advance, CORPBANCA or IBM shall provide the other party with such information as, having a relationship with CORPBANCA’s data or the processing thereof, is required to allow the petitioner to comply with its obligations both under this Clause and under applicable data protection law.

3.	Nothing established in this Clause obligates IBM to allow access by CORPBANCA to IBM’s Facilities or systems, those of its Affiliated Companies or its Subcontractors or to Information related to other clients of IBM, its Affiliated Companies or its Subcontractors.

13.04	Environment

a.	CORPBANCA and IBM represent and guarantee that during the Life of the Agreement their respective facilities shall not contain unsafe conditions or Hazardous Materials. If either Party becomes aware of the existence of any unsafe condition or of the existence of Hazardous Materials in a facility used for the purpose of the contracted service, it shall report such in writing as soon as possible to the counterpart, specifying the nature and location of such condition or Hazardous Material. IBM reserves the right to interrupt the provision of the Services affected by any unsafe condition or by the presence of Hazardous Materials in CORPBANCA’s facilities, whence the services are provided, until such are resolved or repaired.

b.	CORPBANCA and IBM guarantee that their respective Facilities are safe workplaces and that they comply with any applicable law in that regard.

c.	CORPBANCA and IBM shall resolve any violation of the law related to any unsafe condition or the presence of Hazardous Materials. The investigation, elimination and resolution of any unsafe conditions or the presence of Hazardous Materials in their respective Facilities or areas are not within the scope of this Agreement.

13.05	Facilities

a.	CORPBANCA shall provide the following to IBM at no cost during the Transition Period:

1.	use of such space, equipment, and support at the Facilities as are reasonably required for the provision of the Services, including supply of heat, electricity, energy, air conditioning, fire suppression system, continuous supply of electricity and similar services, reasonable office space, furniture, safe storage space and facilities for placing equipment, furniture, office supplies, telephone service, office support services (including security and maintenance), coordination of security over access to the Facilities and administrative support that IBM must use for the provision of the Services. CORPBANCA shall provide IBM full and safe access to such Facilities subject to the provisions of Clause 4.04 (a) (Personnel) of this Agreement; and

2.	access to the services at CORPBANCA’s workplace, such as a cafeteria or others, if any, as CORPBANCA makes available to its own employees and Subcontractors.

b.	If CORPBANCA were to decide to change the location of a facility used by IBM to provide the Services, or part thereof, CORPBANCA shall:

1.	provide IBM with a new location, space and support equivalent to that supplied at the prior location;

2.	reimburse IBM for any expense incurred or to be incurred, which arises as a result of the change of location; and

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3.	release IBM from complying with the affected Services Levels until the change of location is over and until the Service Levels have been adjusted appropriately, if the change in location affects IBM’s ability to reach such Service Levels.

c.	The use of the Facilities by IBM does not constitute or create a lease.

13.06	Force Majeure

a.	Neither Party shall be liable for any breach or delay in the performance of their obligations insofar as such breach or delay:

1.	is due, directly or indirectly, to an event beyond the control of IBM or CORPBANCA, regardless which party fails to perform this agreement (the Involuntarily Nonperforming Party) such as a fire, flood, earthquake, elements of nature, war, terrorism, civil disorder, rebellions or revolutions; and

2.	it could not have been prevented with reasonable measures, the use of alternative sources, alternative plans or other measures.

Such breaches or delays (1 and 2, generically) constitute (Cases of Force Majeure).

b.	The Involuntarily Nonperforming Party shall be exempted from performance of its obligations affected by the Case of Force Majeure while the circumstances that caused it prevail and it continues to make reasonable efforts to restore the provision of Services. The Involuntarily Nonperforming Party shall immediately notify the other party by phone or fax, pursuant to the Agreement, without prejudice to written confirmation within the six business days after the start of the breach or delay, and it shall describe in reasonable detail the circumstances causing the Case of Force Majeure. If any Case of Force Majeure were to prevent the provision of the Services required for the performance of the services essential to CORPBANCA’s operations for more than five business days, CORPBANCA may:

1.	obtain the Services from an alternative source until IBM is capable of providing the Services. Subject to the provisions of Clause 13.06 (d) (Force Majeure), IBM shall reimburse CORPBANCA for any reasonable payment made to the alternative source for such Services for a maximum period of 60 days if the remaining duration of the Contact were greater or, otherwise, for the remainder of the duration of the agreement in question; or

2.	if the act of God or event of force majeure were to prevent the provision of the aforementioned essential services for more than 60 days, CORPBANCA may terminate the Agreement by written notification to IBM without any cost whatsoever. In any case, CORPBANCA shall pay IBM any non-recovered implementation cost and any reasonable expense related to the cost of suspending the services.

c.	this Clause does not affect IBM’s obligations to provide Disaster Recovery Services, if applicable, as established in Appendix A (Services) of the Agreement, provided that such Case of Force Majeure does not prevent IBM from providing such Recovery Services.

d.	During the Case of Force Majeure, CORPBANCA shall continue paying the Service Charges to IBM insofar as IBM puts into practice that indicated in letter b).

13.07	Freedom of Action

a.	IBM may enter into similar contracts with other clients, as well as develop and supply similar machines, programs or services to, or ones that compete with, the machines, programs or Services contained in the present Agreement, provided that the supply of such machines, programs or services do not violate CORPBANCA’s patents or copyrights pursuant to applicable law.

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b.	IBM personnel who provide Services pursuant to this Agreement may provide similar services to other clients and the present Agreement shall not prevent IBM from using such personnel as well as the equipment provided to CORPBANCA under this Agreement, for such purpose.

13.08	Geographic Scope of Services

The Parties’ rights and obligations resulting from this Agreement are valid only in the territory of the Republic of Chile.

13.09	Applicable Law and Jurisdiction

Chilean law shall be applicable for the interpretation and performance of this Agreement.

13.10	Risk of Loss

CORPBANCA assumes the risk of loss or damage, for the balance not indemnified by insurance companies, for equipment belonging to or leased by IBM, which is located at CORPBANCA’s facilities, as well as the risk of any loss or damage to the Programs that belong to, or are licensed to IBM which are in CORPBANCA’s possession at the time of the loss or damage in question. IBM assumes the risk of loss or damage for equipment belonging to or leased by CORPBANCA that is located at IBM’s facilities, as well as the risk of any loss or damage to Programs belonging or licensed to CORPBANCA that are in IBM’s possession at the time of the loss or damage in question.

13.11	Joint Verification

For six months after the Agreement Start Date (the Joint Verification Period), CORPBANCA and IBM reserve the right to inventory and check any information reflected or omitted in the Agreement. If during the Joint Verification Period errors are detected in the information contained in this Agreement or errors due to an omission in this Agreement, IBM and CORPBANCA shall amend the Agreement by equitably adjusting the Charges, Baseline and any other term of the Agreement affected by such errors. If an agreement is not reached regarding the error or equitable adjustment, CORPBANCA and IBM shall submit the matter to the Dispute Resolution Procedure.

13.12	Access to the Superintendence of Banks and Financial Institutions (SBIF)

IBM:

(a)	grants free access by SBIF to IBM’s facilities where the Systems Operations Services are provided, in order for allow the Superintendence to undertake an examination of the risks associated with data processing, with respect to the safeguards over confidentiality and control over operational and technological risk;

(b)	agrees to take all necessary measures to safeguard the confidentiality required by law, current regulations for financial institutions, and any specific instructions the SBIF may issue.

IBM undertakes to provide such information as the SBIF requests with respect to: (a) the organization and adequate personnel with experience in data processing; (b) a system of internal control consistent with the services to be contracted; (c) delivering all information which the SBIF or another competent authority may require.

IBM undertakes to comply faithfully and in a timely manner with the legal precepts applicable to financial institutions that affect the contracted services, in particular regulations regarding bank secrecy and confidentiality, retention of documents, files, accounting and, in general, IBM shall undertake to refrain from any action or omission which might imply liability, pursuant to current law, for the bank, its directors, executives, employees and personnel in general.

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13.13	Amendments

a.	Amendments to this Agreement may only be made by written agreement, duly signed by IBM and CORPBANCA.

b.	Any other amendment shall be deemed null and void.

c.	Any term or condition not signed by IBM and CORPBANCA shall be unenforceable against the parties.

13.14	Notices and Approvals

a.	In those cases in which the provision of the Services by IBM requires or depends on CORPBANCA’s taking actions (such as supplying an approval or notification, or taking recommended corrective action) under the scope of this Agreement and CORPBANCA delays or does not take such action within the agreed period (or, if a specific period is not specified, during the course of the five business days immediately after the date on which such action should have been taken), IBM shall be released from its obligation to provide the Services affected by the breach, omission or delay by CORPBANCA or, if it is reasonable for IBM to provide them once CORPBANCA complies, until such time as CORPBANCA complies with its responsibility. CORPBANCA agrees to pay IBM any additional expense it incurs because of the foregoing.

b.	IBM and CORPBANCA may communicate with each other through electronic media, such communication having the nature of a signed document, insofar as applicable law allows it. An identification code (user ID) included in an electronic document shall have sufficient legal validity to verify the identity of the sender and the authenticity of the document.

c.	Unless otherwise specified in the Agreement, when IBM or CORPBANCA must deliver correspondence to the other party, such correspondence shall be deemed delivered when any of the following cases first occurs:

1. On the day of receipt, if delivered in person or electronically;

2. one business day after its having been delivered to a courier company with a reliable system of recording urgent deliveries; or

3. three business days calculated from the date sent, when local postal services, certified mail with return receipt requested, or postage paid services are used.

The foregoing rules only effect communications between the parties and in no way change or modify legal methods of summons.

d.	IBM and CORPBANCA shall make notifications under the Agreement as follows:

1.	For termination, interruption or breach:

If to IBM:	with a copy to:
General Manager	IBM Project Executive
Address:	Address:
Fax:	Fax:
Phone:	Phone:

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If to CORPBANCA:	with a copy to:
General Manager	CORPBANCA Project Executive
Address:	Address:
Fax:	Fax:
Phone:	Phone:

2.	For all other notices

If to IBM:	If to CORPBANCA:
IBM Project Executive	CORPBANCA Project Executive
Address:	Address:
Fax:	Fax:
Phone:	Phone:

e.	IBM and CORPBANCA may amend the address, telephone or fax numbers for notification purposes, by notifying the other party in advance in writing of the new information and the effective date thereof.

13.15	Confidentiality of this Contract and Publicity

The provisions of the present agreement are confidential and they may not be disclosed to third parties, except if required by a competent authority.

Each of The Parties shall submit to the other all material related to publicity, printed sales promotion, press releases and other publicity matters related to this Agreement, in which the name or trademark of the other Party is mentioned or could be inferred from the language employed in relation to such name or trademark; and such publicity, sales promotion, press releases or other publicity matters shall not be published or used without prior written approval from the other Party. However, either Party may include the name of the other and a description of the work performed as stipulated in this Agreement, in Press Bulletins to Employees, stockholders and direct and indirect controllers, on their reference lists and in the experience section of proposals to third parties, in internal business planning documents and in their Annual Reports to Stockholders, as well as when required for reasons of a legal, accounting or regulatory nature.

13.16	Contractual Relationship

This Agreement shall not be construed as:

a.	CORPBANCA becoming a partner with IBM;

b.	creating any form of legal association between CORPBANCA and IBM that might generate any liability whatsoever for either Party for the actions or omissions of the other, or any other form of fiduciary relationship or duty between IBM and CORPBANCA; or

c.	granting CORPBANCA or IBM the right, power or authority (express or implied) to create any duty or obligation for the other Party.

13.17	Resale

CORPBANCA shall not resell the Services in whole or in part, nor make the available Services available to any person whatsoever in whole or in part, except the Service Recipients.

13.18	Service Recipients

a.	Notwithstanding the fact that the Service Recipients are CORPBANCA, [crossed out by hand:] [handwritten above line:] its affiliates and related parties, all claims or rights which they claim to have against IBM shall be directed against it only through CORPBANCA. [handwritten at bottom:] The crossed-out part of 13.18 is invalid. The handwritten addition is valid.

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b.	CORPBANCA represents and guarantees that it shall reach an agreement in writing with the Service Recipients, prior to the provision of the Services to such Service Recipients, which provides, to IBM’s benefit, that:

1.	The Service Recipients may only submit claims or demands through CORPBANCA, and shall not be party to any legal action or demand, directly or indirectly, against IBM or its Affiliated Companies or their employees, officials or directors, which result from or are in connection with this Agreement; and

2.	the Service Recipients shall direct all communications related to this Agreement to and through CORPBANCA, and not to or through IBM.

c.	CORPBANCA shall remain fully liable for the performance of CORPBANCA’s obligations pursuant to this Agreement with respect to the Services provided to such Service Recipients.

d.	Nothing contained in this Clause releases CORPBANCA from its obligations or modifies IBM’s obligations pursuant to this Agreement.

13.19	Severability

If it is held that any Clause of this Agreement is invalid, illegal or unenforceable, the remaining Clauses of this Agreement shall not in any way be thereby affected or invalidated, and the invalid, illegal or unenforceable Clause shall be reformulated to reflect the original intentions of the Parties pursuant to this Agreement in the closest manner possible for it to be in accordance with the law.

13.20	Subsistence

Any of the terms of this Agreement which, because of its nature, subsists beyond its maturity or termination, shall continue to be in effect until it has been completed, including Confidential Information, applicable law and jurisdiction, indemnifications, intellectual property rights, limitations of liability, prescription, charges, credits and payments, third-party beneficiaries and guaranties.

[crossed out by hand:]

13.21	Third Party Beneficiaries

This Agreement shall not create any benefit, right, claim, obligation, cause or action with respect to any person or entity (including Affiliated Companies, Service Recipients, Third Parties or Subcontracts) other than CORPBANCA and IBM pursuant to this Agreement, except as established in Clause 10.0 (Indemnification) and in Clause 11.0 (Limitation of Liability) of this Agreement.

[handwritten:] 13.21 This agreement does not grant any direct action against IBM, to CORPBANCA’s affiliates and related companies, nor through the latter, pursuant to the procedure established in Clause 13.18, above.

13.22	Arbitration

Any difficulty that arises between the Parties based on the validity, interpretation, performance or termination of this agreement which could not be resolved pursuant to the procedure contained in the preceding clause, shall be resolved by a general arbiter, that is, he shall have the authorities of an arbitrator in terms of the procedure and he shall decide pursuant to the law. The appointment of the arbiter shall be made by the Parties by joint agreement, and in the absence of an agreement by the ordinary courts, in which case the appointment of the arbiter shall befall a person who holds or has held during 18 months of the three (3) years prior to the appointment, any of the following positions: an Attorney authorized to practice before the Supreme Court or the Court of Appeals of Santiago, or a Dean or Department Director at the Schools of Law of the University of Chile or the Catholic University of Chile,

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Santiago campus, or a Full Professor thereat in Civil or Commercial Law for at least two years. The decision of the arbiter shall be subject to all legal appeals.

[handwritten at bottom:] The crossed-out part is invalid. The handwritten addition is valid.

13.23	Forbearance

The exercise or failure to exercise in whole or in part of any right or duty stipulated in this Agreement shall not constitute a waiver of any prior, concurrent or subsequent rights within this Agreement.

13.24	Transitional Clause

The present agreement is signed pursuant to the obligation contracted by the Parties in accordance with CORPBANCA’s letter dated December 20, 2000, by which it agreed to contract the Services and IBM undertook to provide them, and the amendment thereof dated March 20, 2001. The parties state that the services indicated therein have been performed and that of the charges for such Services the amount of US$ 123,122 has been billed and paid to the full satisfaction of the parties, the amount of US$ 74,626 billed prior to this date pending payment, and the amount of US$ 164,625, which IBM shall bill no later than April 15, 2001, pending billing and payment.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THE PRESENT AGREEMENT, WHICH HAS BEEN WRITTEN BASED ON THE PROPOSAL FROM IBM, AND NEGOTIATED JOINTLY BY THE PARTIES, IN THE SPANISH LANGUAGE, THAT THEY UNDERSTAND IT AND AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS. THE PARTIES AGREE THAT THE AGREEMENT AND ITS APPENDICES CONSTITUTE THE FULL AND EXCLUSIVE AGREEMENT BETWEEN THE PARTIES IN RELATION TO THE PURPOSE OF THIS AGREEMENT AND THAT IT REPLACES ANY PRIOR COMMUNICATION, VERBAL OR WRITTEN, BETWEEN THE PARTIES WITH RESPECT TO THE OBJECTIVE OF THE PRESENT AGREEMENT. [initials]

[handwritten:]

IN WITNESS WHEREOF, THEY SIGN IT IN DUPLICATE IN THE CITY OF SANTIAGO, CHILE, ON MARCH 30, 2001. [initials]

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[initials]

CORPBANCA		IBM de Chile S.A.C.

By:	Jorge Selume Zaror	By:	Rafael Guzmán González Gabriel
Gimenez

[signature]		[2 signatures]
Authorized Signature		Authorized Signature

[initials]

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[initials]